                          THE SELECT SECTOR SPDR TRUST

                               FORM OF AMENDMENT
                                     TO THE
                    AMENDED AND RESTATED MARKETING AGREEMENT

          THIS AMENDMENT is made as of October 1, 2008 by and between The Select Sector SPDR Trust, a Massachusetts business trust (the "Trust") and ALPS Fund Services, Inc., a Colorado corporation ("ALPS"). The Trust and ALPS are parties to an Amended and Restated Marketing Agreement dated November 11, 2005 (the "Agreement"). The Trust and ALPS wish to amend the Agreement as follows:

          Section 5 of the Agreement is revised in its entirety as follows:

     5.   Compensation and Marketing Budget.

          Subject to the terms and conditions of the 12b-1 Plans, each Fund will pay to ALPS a fee for its services hereunder, calculated daily and payable monthly, equal to such Fund's allocable portion of the aggregate fees payable by the initial nine Funds, as follows:

          (a) 0.0325% per annum of the aggregate daily net assets of all nine Funds ("Aggregate Net Assets") up to Aggregate Net Assets of $9 Billion, plus

          (b) 0.0275% per annum of the Aggregate Net Assets in excess of $9 Billion.

          (c) 0.025% per annum of the Aggregate Net Assets in excess of $20 Billion.

          (d) 0.020% per annum of the Aggregate Net Assets in excess of $30 Billion.

          Such fees shall be allocated by the Distributor among the Funds subject to this Agreement pro rata in accordance with the average daily net assets of the respective Funds, the method of such allocation to be subject to the annual review and approval of the Board of Trustees of the Trust.

          ALPS will provide an annual marketing budget of $150,000 and 0.0025% of Aggregate Net Assets between $4.5 Billion and $20 Billion for the production of marketing materials and promotional items in association with the sales and marketing of the Trust's Shares; no marketing budget will be provided for Aggregate Net Assets over $20 Billion.

          IN WITNESS WHEREOF, the parties hereto have caused to be duly executed this Amendment as of the day and year written above.

                                        The Select Sector SPDR Trust

                                           By:
                                               ---------------------------------
                                               Gary L. French, President

                                        ALPS Fund Services, Inc.

                                           By:
                                               ---------------------------------
                                               Jeremy O. May, President